The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated May 10, 2018

JPMorgan Chase Financial Company LLC	May 2018

Amendment No. 1 dated May 10, 2018† to Preliminary Pricing Supplement

Registration Statement Nos. 333-209682 and 333-209682-01

Dated May     , 2018

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Buffered Jump Securities Based on the Value of the Vanguard FTSE Emerging Markets ETF due November 16, 2020

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Buffered Jump Securities do not pay interest and provide a minimum payment at maturity of only 10.00% of the stated principal amount. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the ETF Shares, as determined on the valuation date. If the final share price is greater than or equal to the initial share price, you will receive for each security that you hold at maturity an upside payment of at least $2.35 in addition to the stated principal amount. If the final share price is less than the initial share price by no more than the specified buffer amount, investors will receive the stated principal amount at maturity. However, if the final share price is less than the initial share price by more than the buffer amount, at maturity investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10.00% of the stated principal amount. Investors may lose up to 90.00% of the stated principal amount of the securities at maturity. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income in exchange for the upside payment and buffer features that in each case apply to a limited range of the performance of the ETF Shares. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

SUMMARY TERMS
Issuer:		JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:		JPMorgan Chase & Co.
ETF Shares:		Shares of the Vanguard FTSE Emerging Markets ETF (the “ETF”)
Aggregate principal amount:		$
Payment at maturity:		If the final share price is greater than or equal to the initial share price, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 + upside payment
If the final share price is less than the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10.00%, for each $10 stated principal amount security,
$10
If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10.00%, for each $10 stated principal amount security,
($10 × share performance factor) + $1.00
This amount will be less than the stated principal amount of $10 per security. However, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., under no circumstances will the securities pay less than $1.00 per security at maturity.
Upside payment:		At least $2.35 per $10 stated principal amount security (at least 23.50% of the stated principal amount). The actual upside payment will be provided in the pricing supplement and will not be less than $2.35 per $10 stated principal amount security.
Buffer amount:		10.00%
Share performance factor:		final share price / initial share price
Minimum payment at maturity:		$1.00 per security (10.00% of the stated principal amount)
Stated principal amount:		$10 per security
Issue price:		$10 per $10 stated principal amount security (see “Commissions and issue price” below)
Pricing date:		May , 2018 (expected to price on or about May 11, 2018)
Original issue date (settlement date):		May , 2018 (3 business days after the pricing date)
Valuation date:		November 11, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement
Maturity date:		November 16, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.20 per $10 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security.

If the securities priced today and assuming an upside payment equal to the minimum listed above, the estimated value of the securities would be approximately $9.682 per $10 stated principal amount security. The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $9.50 per $10 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Risk Factors” beginning on page 6 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. MS-1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

†This amendment no. 1 amends and restates and supersedes the preliminary pricing supplement related hereto dated May 8, 2018 to product supplement no. MS-1-I in its entirety (the original preliminary pricing supplement dated May 8, 2018 is available on the SEC website at: http://www.sec.gov/Archives/edgar/data/19617/000161577418003491/s110068_424b2.htm).

JPMorgan Chase Financial Company LLC

Buffered Jump Securities Based on the Value of the Vanguard FTSE Emerging Markets ETF due November 16, 2020

Principal at Risk Securities

Terms continued from previous page:

Initial share price:	The closing price of one ETF Share on the pricing date
Final share price:	The closing price of one ETF Share on the valuation date
Share adjustment factor:	The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares.
CUSIP / ISIN:	48129N849 / US48129N8496
Listing:	The securities will not be listed on any securities exchange.

JPMorgan Chase Financial Company LLC

Buffered Jump Securities Based on the Value of the Vanguard FTSE Emerging Markets ETF due November 16, 2020

Principal at Risk Securities

Investment Summary

Buffered Jump Securities

Principal at Risk Securities

The Buffered Jump Securities Based on the Value of the Vanguard FTSE Emerging Markets ETF due November 16, 2020 (the “securities”) can be used:

▪	As an alternative to direct exposure to the ETF Shares that provides a fixed, positive return of at least 23.50% (as reflected in the upside payment of at least $2.35 per $10 stated principal amount security) if the final share price is greater than or equal to the initial share price. The actual upside payment will be provided in the pricing supplement and will not be less than $2.35 per $10 stated principal amount security.
▪	To enhance returns and potentially outperform the ETF Shares in a moderately bullish environment.
▪	To obtain a buffer against a specified level of negative performance in the ETF Shares.

The securities are exposed on a 1-to-1 basis to the percentage decline of the final share price from the initial share price beyond the buffer amount of 10%. Accordingly, 90% of your principal is at risk (e.g., a 50% depreciation in the index will result in the payment at maturity of $6 per security).

Maturity:	2.5 years
Buffer amount:	10.00%
Upside payment:	At least $2.35 per $10 stated principal amount security (at least 23.50% of the stated principal amount) (to be provided in the pricing supplement)
Minimum payment at maturity:	$1.00 per $10 stated principal amount security. Investors may lose up to 90.00% of the stated principal amount of the securities at maturity.
Interest:	None

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the ETF is a “Fund.”

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Key Investment Rationale

This investment offers a fixed, positive return at maturity if the final share price is greater than or equal to the initial share price. If final share price is less than the initial share price by more than the specified buffer amount, investors are exposed to the negative performance of the ETF Shares, subject to the minimum payment at maturity. At maturity, if the ETF Shares have appreciated, investors will receive the stated principal amount of their investment plus the upside payment of at least $2.35 per $10 stated principal amount security. The actual upside payment will be provided in the pricing supplement and will not be less than $2.35 per $10 stated principal amount security. At maturity, if the ETF Shares have depreciated and (i) if the ETF Shares have not depreciated by more than the specified buffer amount, investors will receive the stated principal amount of their investment, or (ii) if the ETF Shares have depreciated by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount. Investors may lose up to 90.00% of the stated principal amount of the securities at maturity.

Upside Scenario	If the final share price is greater than or equal to the initial share price, the payment at maturity for each security will be equal to $10.00 plus the upside payment of at least $2.35 per $10 stated principal amount security. The actual upside payment will be provided in the pricing supplement and will not be less than $2.35 per $10 stated principal amount security.
Par Scenario	If the final share price is less than the initial share price by no more than 10.00%, at maturity, the securities pay the stated principal amount of $10 per $10 stated principal amount security.
Downside Scenario	If the final share price is less than the initial share price by more than 10.00%, at maturity, the securities pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final share price from the initial share price, plus the minimum payment at maturity of $1.00 per $10 stated principal amount security. (Example: if the ETF Shares decrease in value by 20%, the securities will pay an amount that is less than the stated principal amount by 20% plus the minimum payment at maturity of $1.00 per $10 stated principal amount security, or $9.00 per $10 stated principal amount security.) The minimum payment at maturity is $1.00 per $10 stated principal amount security, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

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Principal at Risk Securities

How the Buffered Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per $10 stated principal amount security
Hypothetical upside payment:	$2.35 (23.50% of the stated principal amount) per $10 stated principal amount security (which represents the lowest hypothetical upside payment)*
Minimum payment at maturity:	$1.00 per $10 stated principal amount security
*The actual upside payment will be provided in the pricing supplement and will not be less than $2.35 per $10 stated principal amount security.
Buffered Jump Securities Payoff Diagram

The Buffered Jump Securities
The ETF Shares
$10 + $2.35 Upside Payment
$10.00 Stated Principal Amount
-10.00%
23.50%
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
-40%
-20%
0%
20%
40%
Payment at Maturity on the Buffered Jump Securities
Percentage Change in the Closing Price of One ETF Share

How it works

▪	Upside Scenario: If the final share price is greater than or equal to the initial share price, the payment at maturity in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $2.35. Under the hypothetical terms of the securities, in the payoff diagram, an investor would receive the hypothetical payment at maturity of $12.35 per $10 stated principal amount security if the final share price is greater than or equal to the initial share price.
▪	Par Scenario: If the final share price is less than the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10.00%, investors will receive the stated principal amount of $10 per security.
▪	Downside Scenario: If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10.00%, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price, plus the minimum payment at maturity of $1.00 per $10 stated principal amount security.
▪	For example, if the ETF Shares depreciate 50.00%, investors will lose 40.00% of their principal and receive only $6.00 per $10 stated principal amount security at maturity, or 60.00% of the stated principal amount.

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The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest and you could lose up to 90.00% of your principal at maturity. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide a minimum payment at maturity of only 10.00% of your principal, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. If the final share price has declined by an amount greater than the buffer amount of 10.00% from the initial share price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decline in the value of the ETF Shares, plus $1.00 per security. Accordingly, you could lose up to 90.00% of your principal.
▪	Appreciation potential is fixed and limited. When the final share price is greater than or equal to the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of at least $2.35 per security (at least 23.50% of the stated principal amount), even if the final share price is significantly greater than the initial share price. The actual upside payment will be provided in the pricing supplement. See “How the Buffered Jump Securities Work” above.
▪	Your ability to receive the upside payment may terminate on the valuation date. If the final share price is less than the initial share price, you will not be entitled to receive the upside payment at maturity. Under these circumstances, you may lose up to 90.00% of your principal amount at maturity.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities. If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial share price and the final share price and will calculate the amount of payment you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor

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to the ETF Shares or calculation of the final share price in the event of a discontinuation of the ETF Shares, and any anti-dilution adjustments, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities will exceed the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result,

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the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing price of one ETF Share, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility in the prices of the ETF Shares;
o	the time to maturity of the securities;
o	the dividend rates on the ETF Shares and the equity securities underlying the ETF Shares;
o	interest and yield rates in the market generally;
o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities underlying the ETF Shares and the correlation among those rates and the price of one ETF Share;
o	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the share adjustment factor; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	Investing in the securities is not equivalent to investing in the ETF Shares. Investing in the securities is not equivalent to investing in the ETF Shares, the index tracked by the ETF Shares, which we refer to as the underlying index, or the stocks underlying the ETF Shares or the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the reference index or the stocks held by the ETF Shares or the underlying index.
▪	Adjustments to the ETF Shares or the underlying index could adversely affect the value of the securities. Those responsible for calculating and maintaining the ETF Shares and the underlying index, can add, delete or substitute the components of the ETF Shares or the underlying index, or make other methodological changes that could change the value of the ETF Shares or the underlying index. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the securities.
▪	There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on a security exchange and a number of similar products have been traded on various securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results.

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These constraints could adversely affect the market price of the ETF Shares and, consequently, the value of the securities.

▪	The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of the underlying index as well as the net asset value per ETF Share. The Vanguard FTSE Emerging Markets ETF does not fully replicate the underlying index and may hold securities different from those included in the underlying index. In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the underlying index. All of these factors may lead to a lack of correlation between the performance of the ETF Shares and the underlying index. In addition, corporate actions with respect to the equity securities underlying the ETF Shares (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the underlying index. Finally, because the ETF Shares are traded on a securities exchange and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share.

During periods of market volatility, securities underlying the ETF Shares may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per ETF Share and the liquidity of the ETF Shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem ETF Shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell ETF Shares. As a result, under these circumstances, the market value of ETF Shares may vary substantially from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the underlying index as well as its net asset value per ETF Share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

▪	The securities are subject to risks associated with securities issued by non-U.S. companies. The equity securities underlying the ETF Shares have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
▪	The securities entail emerging markets risk. The equity securities underlying the ETF Shares have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
▪	The securities are subject to currency exchange risk. Because the prices of the equity securities underlying the ETF Shares are converted into U.S. dollars for the purposes of calculating the net asset value of the ETF Shares, holders of the securities will be exposed to currency exchange rate risk with respect to the currencies in which securities underlying the ETF Shares are traded. Your net exposure will depend on the extent to which the currencies in which securities underlying the ETF Shares are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities underlying the ETF Shares are traded, the net asset value of the ETF Shares will be adversely affected and the amount we pay you at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:
o	existing and expected rates of inflation;

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o	existing and expected interest rate levels;
o	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
o	political, civil or military unrest in the countries issuing those currencies and the United States; and
o	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

▪	The underlying index tracked by the ETF has changed over time. The ETF tracked the Select Emerging Markets Index through August 23, 2006; the MSCI Emerging Markets Index through January 9, 2013; the FTSE Emerging Transition Index through June 27, 2013; the FTSE Emerging Index through November 1, 2015; and the FTSE Emerging Markets All Cap China A Transition Index through September 18, 2016. Since September 19, 2016, the ETF has tracked the FTSE Emerging Markets All Cap China A Inclusion Index. Korean companies were first included as part of the transition to the FTSE Emerging Index, and small-capitalization stocks and China A-shares were first included as part of the transition to the FTSE Emerging Markets All Cap China A Inclusion Index. China A-shares, which are securities of Chinese-incorporated companies that trade on either the Shanghai or Shenzhen stock exchange, are quoted in Renminbi and can be traded only either by residents of the People’s Republic of China or under the qualified foreign institutional investor (“QFII”) and/or Renminbi QFII (“RQFII”) rules and stock connect schemes. These changes could adversely affect the performance of the ETF Shares and, in turn, your return on the securities. In addition, there is limited historical information that reflects the ETF’s tracking of the FTSE Emerging Markets All Cap China A Inclusion Index.
▪	The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the price of the ETF Shares and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could potentially increase the price that the final share price must reach before you receive a payment at maturity that exceeds the issue price of the securities or so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final share price and, accordingly, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The final terms and valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, each of the estimated value

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of the securities and the upside payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimums for the estimated value of the securities and the upside payment.

▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS regarding the securities. The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS was successful in asserting an alternative treatment, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein.

Even if the treatment of the securities is respected, the IRS may assert that the securities constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the securities that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the securities. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the securities.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

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Vanguard FTSE Emerging Markets ETF Overview

The Vanguard FTSE Emerging Markets ETF is an exchange-traded fund of the Vanguard International Equity Index Funds, a registered investment company, that seeks to track, before fees and expenses, the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries, which we refer to as the underlying index with respect to the Vanguard FTSE Emerging Markets ETF. The underlying index with respect to the Vanguard FTSE Emerging Markets ETF is currently the FTSE Emerging Markets All Cap China A Inclusion Index.  Information provided to or filed with the SEC by the Vanguard International Equity Index Funds pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 033-32548 and 811-05972, respectively, through the SEC’s website at http://www.sec.gov.  In addition, information regarding the Vanguard FTSE Emerging Markets ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information about the Vanguard FTSE Emerging Markets ETF, see “Fund Descriptions — The Vanguard FTSE Emerging Markets ETF” in the accompanying underlying supplement.

Information as of market close on May 9, 2018:

Bloomberg Ticker Symbol:	VWO
Current Closing Price:	$45.37
52 Weeks Ago (on 5/9/2017):	$40.41
52 Week High (on 1/26/2018):	$50.98
52 Week Low (on 5/18/2017):	$39.98

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of one ETF Share for each quarter in the period from January 1, 2013 through May 7, 2018. The graph following the table sets forth the daily closing prices of one ETF Share during the same period. The closing price of one ETF Share on May 9, 2018 was $45.37. We obtained the closing price information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for actions taken relating to the ETF Shares, such as stock splits. The historical closing prices of one ETF Share should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share on the valuation date.

Vanguard FTSE Emerging Markets ETF	High	Low	Period End
2013
First Quarter	$45.47	$42.24	$42.90
Second Quarter	$44.79	$36.50	$38.80
Third Quarter	$42.97	$37.19	$40.14
Fourth Quarter	$42.91	$39.95	$41.14
2014
First Quarter	$40.58	$36.67	$40.58
Second Quarter	$43.86	$40.46	$43.13
Third Quarter	$46.49	$41.62	$41.71
Fourth Quarter	$43.11	$37.71	$40.02
2015
First Quarter	$42.02	$38.74	$40.87
Second Quarter	$44.97	$40.34	$40.88
Third Quarter	$41.07	$31.96	$33.09
Fourth Quarter	$36.41	$31.56	$32.71
2016
First Quarter	$34.62	$28.55	$34.58
Second Quarter	$35.77	$32.44	$35.23
Third Quarter	$38.76	$34.64	$37.63
Fourth Quarter	$38.26	$34.86	$35.78
2017
First Quarter	$40.47	$36.17	$39.72
Second Quarter	$41.35	$39.33	$40.83

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Vanguard FTSE Emerging Markets ETF	High	Low	Period End
Third Quarter	$45.06	$40.50	$43.57
Fourth Quarter	$45.91	$43.58	$45.91
2018
First Quarter	$50.98	$44.96	$46.98
Second Quarter (through May 9, 2018)	$47.04	$44.98	$45.37

Vanguard FTSE Emerging Markets ETF Historical Performance – Daily Closing Levels January 2, 2013 to May 9, 2018

60
50
40
30
20
10
0
Price ($)
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Source: Bloomberg

This document relates only to the securities offered hereby and does not relate to the ETF Shares. We have derived all disclosures contained in this document regarding the Vanguard FTSE Emerging Markets ETF from the publicly available documents described in the first paragraph under this “Vanguard FTSE Emerging Markets ETF Overview” section, without independent verification. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Vanguard FTSE Emerging Markets ETF. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Vanguard FTSE Emerging Markets ETF is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “Vanguard FTSE Emerging Markets ETF Overview” section) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Vanguard FTSE Emerging Markets ETF could affect the value received at maturity, if any, with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

The FTSE Emerging Markets All Cap China A Inclusion Index.  The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalization weighted index representing the performance of large-, mid- and small-cap companies in emerging markets.  For additional information about the FTSE Emerging Markets All Cap China A Inclusion Index, see “Fund Descriptions — The Vanguard FTSE Emerging Markets ETF — The FTSE Emerging Markets All Cap China A Inclusion Index” in the accompanying underlying supplement.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Risk Factors — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — The estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”

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Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel your securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. The securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the securities. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the securities. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the securities described above, in which case the timing and character of any income or loss on your securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Withholding under legislation commonly referred to as “FATCA” may (if the securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of the securities. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

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Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Buffered Jump Securities Work” in this document for an illustration of the risk-return profile of the securities and “Vanguard FTSE Emerging Markets ETF Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the securities (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

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Where you can find more information:

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. This amendment no. 1 amends and restates and supersedes the preliminary pricing supplement related hereto dated May 8, 2018 in their entirety. You should not rely on the original preliminary pricing supplement related hereto dated May 8, 2018 in making your decision to invest in the securities. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•   Product supplement no. MS-1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

•   Underlying supplement no. 1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

•   Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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